Exhibit 10.4

EXCLUSIVE TECHNOLOGY DEVELOPMENT, CONSULTING AND SERVICES AGREEMENT

Beijing Asian League Wins Technology Co., Ltd

and

Hengshui Jingzhen Environmental Company Limited

This EXCLUSIVE TECHNOLOGY DEVELOPMENT, CONSULTING AND SERVICES AGREEMENT (this “Agreement”) is entered into on January 20, 2021 by and between:

A	Beijing Asian League Wins Technology Co., Ltd, a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (the “PRC”), with its address at 1162, 1/F, 15 Xiaoyun Road, Chaoyang District, Beijing, PRC (“Party A”);

B	Hengshui Jingzhen Environmental Company Limited, a limited liability company duly incorporated and existing under the laws of the PRC, with its address at North Side of Changning Road, Economic and Technological Development Zone, Hengshui City, Hebei Province, PRC (“Party B”);

Party A and Party B shall be hereinafter referred to as the “Parties” collectively, and each as a “Party” respectively.

Whereas,

1	Party A is a wholly foreign owned enterprise established in the PRC, and has the resources and qualification for technology development, consulting and services;

2	Party A agrees to provide Party B with technology development, consulting and related services, and Party B agrees to accept such technology development, consulting and related services provided by Party A.

Through mutual discussion, the Parties have reached a consensus on the provision of technology consulting and related services. For the purpose of the clarification of the rights and obligations of the Parties, the Parties enter into this Agreement for mutual compliance.

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1.	Technology Development, Consulting and Services; Sole and Exclusive Rights

(1)	During the term of this Agreement, Party A agrees to, as the technology development, consulting and service provider of Party B, provide the relevant technology development, consulting and services to Party B (the details set forth in Appendix I) in accordance with the conditions of this Agreement.

(2)	Party B agrees to accept the technology development, consulting and services provided by Party A and further agrees that, during the term of this Agreement, it shall not accept any technology development, consulting and services in respect of the above business provided by any third party which are same as or similar (to those provided by Party A) without the prior written consent of Party A.

(3)	Party A shall be the sole and exclusive owner of all rights and interests arising from or in connection with the performance of this Agreement, including without limitation the proprietary rights, intellectual property rights such as copyright, patent, know-how, trade secret and others, regardless of whether it is developed by Party A or by Party B based on the intellectual property owned by Party A.

2.	Calculation and Payments of Fees

(1)	The Parties agree that Party B shall pay the fees of the technology development, consulting and services under this Agreement (the “Consulting Service Fees”) in quarter, and the Consulting Service Fees shall be determined based on the actual services provided by the Parties. The Consulting Service Fees shall be in principle the balance of all the income of Party B deducting all the fees, but the Parties may otherwise negotiate upon the particular amount of the Consulting Service Fees. Within thirty (30) days of the end of each quarter, Party B shall deliver to Party A the management statements and the business data for such quarter, including Party B’s net income for such quarter.

(2)	The amount of the Consulting Service Fees shall be determined based on the following factors:

(a)	Difficulty of the technology development and complexity of the consulting and management services;

(b)	Time consumed by Party A providing such technology development, consulting and management services; and

(c)	Specific contents and commercial value of the technology development, consulting and management services.

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(3)	The Consulting Service Fees shall be in the amount determined by Party A. Any adjustment and change of the Consulting Service Fees shall be subject to the written consent by Party A.

(4)	Within thirty (30) days from the end of each year, Party B shall provide Party A with the financial statements and all business records, business contracts and financial materials for that year. Party A may appoint a reputable independent accountant to audit the relevant materials if Party A questions the financial materials provided by Party B, and Party B shall cooperate.

3.	Representations and Warranties

(1)	Party A hereby represents and warrants as follows:

(a)	Party A is a company legally established and validly existing in accordance with the PRC laws.

(b)	Party A executes this Agreement within its power and business scope, and has taken all corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities, and does not violate the restriction of any laws or contracts by which it is bound or affected.

(c)	This Agreement, upon execution, constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

(2)	Party B hereby represents and warrants as follows:

(a)	Party B is a company legally established and validly existing in accordance with the PRC laws.

(b)	Party B executes this Agreement within its power and business scope, and has taken all corporate actions, obtained all necessary authorizations as well as all consents and approvals from third parties and government authorities, and does not violate the restriction of any laws or contracts by which it is bound or affected.

(c)	This Agreement, upon execution, constitutes Party B’s legal, valid and binding obligations, enforceable against it in accordance with its terms.

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4.	Confidentiality

(1)	Party B agrees to use all reasonable measures to maintain confidentiality of the confidential materials and information that are known or have access to due to the acceptation of Party A’s exclusive technology development, consulting and services (the “Confidential Information”). Without Party A’s prior written consent, Party B shall not disclose, provide or transfer any such Confidential Information to any third party. Upon termination of this Agreement, Party B shall, at the request of Party A, return any and all documents, information or software containing any such Confidential Information to Party A, or destroy them, delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

(2)	The Parties agree that this Section shall survive the amendment, termination and expiration of this Agreement.

5.	Indemnity

Party B shall indemnify Party A against any loss, damage, liability and/or cost caused by any litigation, claim or other demands against Party A arising out of the technology development, consulting and services required by Party B. Party B shall also hold Party A harmless against any loss and damage caused by Party B’s act or any claim from any third party as a result of Party B’s act, excluding any litigation, claim or other demand cause by any willful misconduct or gross negligence of Party A.

6.	Effectiveness and Term

(1)	This Agreement shall become effective upon execution by the Parties on the date first above written herein. Unless terminated in advance in accordance with the provisions of this Agreement or relevant agreement entered into by the Parties, the term of this Agreement is ten (10) years.

(2)	The term of this Agreement may be extended with prior written confirmation by Party A before expiration. The extended term shall be ten (10) years or any other term as determined by the negotiation of the Parties.

7.	Termination

(1)	Termination upon Expiration

Unless extended in accordance with the relevant provisions herein, this Agreement shall be terminated upon its expiration.

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(2)	Early Termination

During the term of this Agreement, this Agreement shall not be terminated in advance unless Party A goes bankrupt or dissolves or terminates in accordance with the laws, and this Agreement shall be automatically terminated if Party B goes bankrupt or dissolves or terminates in accordance with the laws before the expiration of this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement with thirty (30) days prior written notice to Party B at any time.

(3)	Survival

The rights and obligations of the Parties under Sections 4, 5 and 8 shall survive the termination of this Agreement.

8.	Dispute Resolution

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s written request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to Beijing Arbitration Commission for arbitration, in accordance with its arbitration rules then in effect. The language to be used in arbitration shall be Chinese. The arbitration award shall be final and binding to both Parties.

9.	Force Majeure

(1)	A “Force Majeure Event” means any event beyond reasonable control of one Party and cannot be prevented with reasonable care of the Party so affected, including without limitation, governmental action, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or financing shall not be regarded as an event beyond reasonable control of the Party. The affected Party who is claiming to be exempted from its obligations under this Agreement by a Force Majeure Event shall as soon as practicable notify the other Party of such exemption and the necessary steps to be taken for the fulfillment of such obligations.

(2)	In the event that the performance of this Agreement is delayed or prevented due to the Force Majeure Event as defined above, the Party affected by the Force Majeure shall not be held liable hereunder to the extent of such delay or prevention. The Party affected by the Force Majeure shall take appropriate measures to reduce or eliminate the effect of the Force Majeure and make efforts to resume the performance of the obligations delayed or prevented by the Force Majeure. Once the Force Majeure Event is eliminated, the Parties agree to resume the performance of this Agreement with their best efforts.

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10.	Assignment

Party B shall not assign or transfer any rights and/or obligations under this Agreement to any third party, unless the prior written consent of Party A has been obtained.

11.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable due to unconformity with relevant laws, such provisions shall become invalid or unenforceable only to the extent under such applicable laws and the legal effect of the remaining provisions hereunder shall not be affected.

12.	Amendment and Supplement of this Agreement

The Parties may amend and supplement this Agreement in writing. Any amendment and supplement to this Agreement by the Parties, upon execution by the Parties, is an integral part of and has the same effect with this Agreement.

13.	Governing Law

This Agreement shall be governed by and enforced and interpreted in accordance with the laws of the PRC.

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[Signature Page]

Beijing Asian League Wins Technology Co., Ltd (Seal)

By:	/s/ Shuhua Liu
Name:	Shuhua Liu
Title:	Legal representative

Hengshui Jingzhen Environmental Company Limited (Seal)

By:	/s/ Jianwei Zhang
Name:	Jianwei Zhang
Title:	Legal representative

Signature Page to Exclusive Technology Development, Consulting and Services Agreement

Appendix I

List of Technology Development, Consulting and Services

Party A will provide Party B with the following technology development, consulting and services:

(1)	research and development of relevant technologies necessary for Party B’s business, which include the development, design and creation of database software for the storage of relevant business information, antivirus software, UI software and other relevant technologies, and grant a license to Party B for the use of such technologies;

(2)	apply and implement the relevant technologies for the operation of Party B’s business, including without limitation the systematic master design proposal, system installation, debugging and test run;

(3)	be responsible for daily maintenance, monitoring, test run and debugging of the computer network equipment, including entering users’ information into database in a timely manner, or updating the database with other business information provided by Party B from time to time, updating user interface on a regular basis and providing other relevant technology services;

(4)	provide consulting service on the procurement of relevant equipment, software and hardware necessary for the provision of network service by Party B, including without limitation the selection, system installation and testing of various utility software, application software and technology platform, and provide consultancy proposal on the selection, model and performance of various types of accessorial hardware, facilities and equipment; provide consultancy and answers Party B’s question in respect to network equipment, technical product and software;

(5)	provide adequate training and technology support and assistance to the employees of Party B, including without limitation the technical training such as the training on application and editing of various image processing softwares, customer service or techniques and others; provide consultancy and advice on other online editing platform and software application, and assist Party B in compiling and collecting various types of information and contents;

(6)	assist Party B in customer management and post-sale tracking services related to the business;

Appendix I-1

(7)	provide government public relations services and assist Party B in communicating with relevant government authorities;

(8)	assist Party B in personnel management, including the recommendation of technical backbones, the selection of employees for vacant positions, and the management of employee’s social insurance and paid vacation benefits;

(9)	introduce to Party B and its employees the knowledge and experience in the installation and operation of the software system and equipment, and assist Party B in solving problems arising from the installation and operation of the system and equipment;

(10)	assist Party B to recover debts, mortgages, security deposit and other amounts from customers in accordance with Party B’s receivables; and

(11)	provide other technology and consulting services as may be necessary for Party B’s business.

Appendix I-2